Exhibit 10.2

FIFTH AMENDED AND RESTATED REVOLVING LINE OF CREDIT NOTE

$30,000,000.00	Chicago, Illinois January 25, 2016

FOR VALUE RECEIVED, the undersigned SIGMATRON INTERNATIONAL, INC. ("Borrower") promises to pay in accordance with the terms of this Fifth Amended and Restated Revolving Line of Credit Note (this “Note”) to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 10 South Wacker Drive, 17th Floor, Chicago, IL 60606, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Thirty Million Dollars ($30,000,000.00), or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each such term, and any other defined term used in this Note shall, except as otherwise specifically stated, have the meaning ascribed thereto in that certain Third Amended and Restated Credit Agreement between Borrower and Bank dated as of October 31, 2014, as amended from time to time (the "Credit Agreement"):

(a)"Base Rate" means, for any day, a fluctuating rate equal to the highest of: (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR in effect on such day, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

(b)"Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in Illinois are authorized or required by law to close.

(c)"Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(d)"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

(e)"Fixed Rate Term" means a period commencing on a Business Day and continuing for 1, 2, 3, or 6 months, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than Two Hundred Fifty Thousand Dollars ($250,000.00); and provided further, that no Fixed Rate

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Term shall extend beyond the scheduled maturity date hereof.  If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

(f)"LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)"Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)"LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo Bank for expected changes in such reserve percentage during the applicable term of this Note.

(g)"Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

INTEREST:

(a)Interest.Except as set forth in paragraph (c) below in the section entitled “Borrowing and Repayment” in respect of Overadvances, the outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (i) at a fluctuating rate per annum of the Base Rate in effect from time to time, or (ii) at a fixed rate per annum determined by Bank to be two and one-quarter percent (2.25%) above LIBOR in effect on the first day of the applicable Fixed Rate Term, as selected by Borrower in accordance with paragraph (b) below.  When interest is determined in relation to the Base Rate, each change

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in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within Bank.  With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted absent manifest error.

(b)Selection of Interest Rate Options.  At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Fixed Rate Term designated by Borrower.  At any time any portion of this Note bears interest determined in relation to the Base Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower.  Borrower may select a LIBOR option for more than one Fixed Rate Term for portions of this Note on any Business Day provided not more than five (5) LIBOR-based loans shall be outstanding at any one time.  At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each LIBOR selection, the length of the applicable Fixed Rate Term.  Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (A) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. (Chicago, Illinois time) on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower.  If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate.  If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

(c)Taxes and Regulatory Costs.  Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, but only to the extent related to LIBOR borrowings actually made hereunder, any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes or their equivalent) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

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(d)Payment of Interest.  Interest accrued on this Note shall be payable on the first day of each month, commencing  January 31, 2016.

(e)Default Interest.  From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Bank's option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

BORROWING AND REPAYMENT:

(a)Borrowing and Repayment.  Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note, including, without limitation, the Credit Agreement; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the lesser of (i) the principal amount stated above and (ii) the Borrowing Base.  The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder.  The outstanding principal balance of this Note shall be due and payable in full on October 31, 2018.

(b)Advances.  Advances hereunder, to the total amount of the principal sum stated above, may be made in the amount of at least One Million Dollars ($1,000,000.00) and integral multiples of One Hundred Thousand Dollars ($100,000.00) by the holder at the oral or written request of any one of those persons who are authorized by Borrower to request advances and direct the disposition of any advances, as evidenced by an incumbency certificate issued to the holder by an officer of Borrower, until written notice of the revocation of such authority is received by the holder at the office designated above, or any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed absent manifest error to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account.  The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

(c)Overadvances. Notwithstanding the limitations contained in paragraph (a) hereof, Overadvances may also be made by the holder in accordance with the terms of the Credit Agreement and the foregoing clause (b) hereof. The outstanding principal balance of each Overadvance shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a fluctuating rate per annum which is either (i) the sum of the Base Rate in effect from time to time and 0.50%, or (ii) the sum of two and three-quarters percent (2.75%) and LIBOR in effect on the first day of the applicable Fixed Rate Term, as selected by Borrower in accordance with paragraph (b) of the Section entitled “Interest”.

(d)Application of Payments.  Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.  All payments

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credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Base Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

PREPAYMENT:

(a)Base Rate.  Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Base Rate at any time, in any amount and without premium or penalty.

(b)LIBOR.  Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000.00); provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof.  In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(i)Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto,

(ii)Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(iii)If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities.  Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.  No other prepayment premium or penalty shall be due.  If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum four percent (4%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

The Borrower shall be required to prepay amounts outstanding under the credit facilities described herein, without premium or penalty (other than any funding losses resulting from

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prepayment of the Line of Credit Note and the Term Note bearing interest at LIBOR other than on the last day of the relevant interest period or other break funding costs) as follows: (i) one hundred percent (100%) of the net cash proceeds for the sale or disposition of assets outside the ordinary course or business; provided that so long as no Event of Default has occurred and is continuing, proceeds of insurance may be applied by the Borrower for the purchase of replacement property and the Borrower may retain the proceeds of the disposition of obsolete or worn out property consistent with reasonable and customary practices; (ii) one hundred percent (100%) of the net cash proceeds of any issuance or sale by the Borrower of any indebtedness other than indebtedness permitted by Section 5.3 of the Credit Agreement; (iii) one hundred percent (100%) of the net cash proceeds of any issuance or sale by the Borrower of equity securities, excluding, for so long as no Event of Default shall have occurred and be continuing, the net cash proceeds of such issuances or sales in an amount not to exceed $300,000 in the aggregate, in each case applied first to the Term Note in the inverse order of maturity and then to the Line of Credit Note; and (iv) one hundred percent (100%) of the amount outstanding in excess of the Borrowing Base not covered by any available Overadvance.

EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement.  Any default in the payment or performance of any obligation under this Note, or any defined "Event of Default" under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)Remedies.  Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate.  Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding that may be awarded in favor of the holder of this Note or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

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(c)Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

(d)Amendment.  This Note may be amended or modified only in writing signed by each party hereto.  If any provision of this Note shall be held to be prohibited by or invalid under applicable law such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Note.

(e)Amendment and Restatement.  This Note amends and restates and supersedes and replaces any prior Note between the parties hereto with respect to the subject matter hereof.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

SIGMATRON INTERNATIONAL, INC. By:/s/ Linda K. Frauendorfer Title: Chief Financial Officer

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